AMENDMENT TO SUB-ADVISORY AGREEMENT

     This Amendment to the Sub-Advisory Agreement, dated August 6, 2004 (the "Agreement"), by and between Pioneer Investment Management, Inc. (the "Adviser") and Ibbotson Associates Advisors, LLC (the "Sub-Adviser") is effective as of May 12, 2005.

                                   WITNESSETH:

     WHEREAS,  pursuant  to the  terms  of  Agreement,  the  Adviser  serves  as investment manager to series (each a "Fund") of Pioneer Ibbotson Asset Allocation Series (the "Trust") and the Sub-Adviser acts as investment sub-adviser of each Fund;

     WHEREAS, the Adviser and Sub-Adviser desire to amend the Agreement to add an additional Fund to Annex A of the Agreement;

     NOW THEREFORE, in consideration of the mutual promises set forth below, the Adviser and the Sub-Adviser hereby agree to amend the Agreement as follows:

     Annex A of the Agreement is hereby replaced in its entirety with the new Annex A attached hereto.

     Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

PIONEER INVESTMENT MANAGEMENT, INC.


/s/ Charles P. Mayer
By: Charles P. Mayer
Title:  Director of Portfolio Management


IBBOTSON ASSOCIATES ADVISORS, LLC


By: /s/ Michael Annin
Name:  Michael Annin
Title:  Managing Director




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Annex A
(As amended on May 12, 2005)

Pioneer Ibbotson Moderate Allocation Fund
Pioneer Ibbotson Growth Allocation Fund
Pioneer Ibbotson Aggressive Allocation Fund
Pioneer Ibbotson Conservative Allocation Fund